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                                  EXHIBIT 21.1

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1.    Brandywine Operating Partnership, L.P. a Delaware limited partnership.
2.    Brandywine Realty Services Corporation, a Pennsylvania corporation.
3.    Brandywine Holdings I, Inc., a Pennsylvania corporation.
4.    Brandywine Holdings II, Inc., a Pennsylvania corporation.
5.    Brandywine Holdings III, Inc., a Pennsylvania corporation.
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